Exhibit 10.61

2007 Executive Officer Bonus Plan

Objective:

-	Align the interests of employees and shareholders in the future growth and success of ArthroCare Corporation (the “Company”) by rewarding employee performance.

Bonus Pool:

-	Up to 100% of the Total Bonus Potential of all Eligible Participants during the period of January 1, 2007 through December 31, 2007 (the “Bonus Period”). The Total Bonus Potential for an Eligible Participant (other than the Company’s CEO) with a base salary of $200,000 shall be $120,000. Twenty-five percent (25%) of the Eligible Participant’s Bonus Potential will be earned the first half of the year and paid at midyear if the Company achieves 95% of its first six-month performance goals. The Total Bonus Potential of an Eligible Participant, other than the Chief Executive Officer, may be increased or decreased at the sole discretion of the Chief Executive Officer of the Company. The Total Bonus Potential of the Chief Executive Officer may be increased or decreased at the sole discretion of the Company’s Board of Directors.

Eligible Participants:

-	All executive officers of the Company from the period of January 1, 2007 through the payment date of a bonus (the “Bonus Payment Date”) who began employment with the Company on or before December 31, 2007 and are not ineligible due to performance issues, as approved by the Compensation Committee of the Company’s Board of Directors. Pro rata eligibility for executive officers who start after January 1, 2007 and remain employed by the Company through the Bonus Payment Date. Executive officers who go on leave of absence will have their bonus prorated for time worked through the Bonus Payment Date.

Bonus Potential:

-	60% of base salary for fiscal year end December 31, 2007 for Vice Presidents who are officers of the company

-	75% of base salary for fiscal year end December 31, 2007 for Chief Executive Officer

Bonus Factors:

-

In the event the Company achieves at least 95% (the “Minimum Achievement Level”) of the Total Net Revenue Goal, and Earnings before Income Tax Depreciation Amortization and non-cash equity Compensation (EBIT-DAC) Goal, a bonus will be earned by each Eligible Participant. The Total Net Revenue Goal, and EBIT-DAC Goal shall be as set forth in the Company’s operating budget for the period of January 1, 2007 through December 31, 2007, as approved by the Company’s Board of Directors.

-	Each of the Total Net Revenue Goal, and EBIT-DAC Goal shall be ascribed a percentage weight totaling 100% in the aggregate, as follows:

Total Net Revenue Goal – 70%

EBITDAC Goal – 30%

-	The Minimum Achievement Level is determined by adding the weighted average of the Total Net Revenue Goal (i.e., Total Net Revenue Goal Achieved (as defined below) multiplied by 70%), plus the weighted average of the EBIT-DAC Goal (same formula). If the sum of these percentages is equal to or greater than 95%, a bonus is payable.

-	If the Bonus Achievement Level is between 95% and 100%, then Eligible Participants are eligible for a prorated bonus equal to a 1 to 3 ratio of the bonus achieved. For example, if the Bonus Achievement Level is 95%, then Eligible Participants are eligible for 85% of their Total Bonus Potential.

Bonus Multiplier:

-	If the Bonus Achievement Level is in excess of 100%, then Eligible Participants are eligible for 100% of their Total Bonus Potential, plus a percentage of their Total Bonus Potential equal to three times the portion in excess of 100%. For example, if the Bonus Achievement Level is 110%, then Eligible Participants are eligible for 100% of their Total Bonus Potential, plus 30% of the Total Bonus Potential.

Defined Terms:

Total Net Revenue shall mean the amount of ArthroCare total net revenue from the period of January 1, 2007 through December 31, 2007.

EBITDAC shall mean Earnings before Income Tax, Depreciation, Amortization and non-cash equity Compensation.

Total Net Revenue Goal Achieved shall mean the percentage determined by dividing total net revenue by the Total Net Revenue Goal.

EBITDAC Goal Achieved shall mean the percentage determined by dividing the EBITDAC by the EBITDAC Goal.

Bonus Achievement Level shall mean the actual level of bonus achieved.

Any bonuses payable under this 2007 Bonus Plan are subject to the approval of the Company’s Board of Directors. The Company has the right to make changes in plan participation, the bonus pool or any other aspect of this plan at any time and without prior notice.